Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Biolase, Inc.

Irvine, California

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 27, 2020, relating to the consolidated financial statements and schedule of Biolase, Inc., appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement on Form S-1 (No. 333-238914) incorporated by reference in this Registration Statement.

/s/ BDO USA, LLP

Costa Mesa, California

July 15, 2020